Exhibit 99.1

Brandywine West, 1521 Concord Pike, Suite 301 Wilmington, DE 19803

N E W S  R E L E A S E

CONTACT: Elise A. Garofalo
Director of Investor Relations
302-778-8227

GRAFTECH CLOSES $202.4 MILLION PUBLIC OFFERING OF COMMON STOCK

        Wilmington, DE – October 7, 2003 – GrafTech International Ltd. (NYSE:GTI) today announced that it has completed the closing of its previously announced public offering of shares of common stock, generating gross proceeds of $202.4 million. A total of 25,300,000 shares were sold at $8.00 per share. The original offering had been 16,000,000 shares, however, higher than expected demand allowed GrafTech to increase the offering to 22,000,000 shares. An additional 3,300,000 shares were sold to the underwriters to cover over-allotments.

        GrafTech intends to use the net proceeds from the offering to repay term loans and reduce the outstanding balance under its senior term and revolving credit facilities.

        J.P. Morgan Securities Inc. was the lead managing underwriter and sole book runner for the offering. CIBC World Markets Corp., RBC Dain Rauscher Inc., Jefferies & Company, Inc., Jefferies/Quarterdeck, LLC were co-managing underwriters. ABN AMRO Rothschild LLC, Gabelli & Company, Inc., and Wachovia Capital Markets, LLC were also underwriters.

        Copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained from J.P. Morgan Securities Inc., Prospectus Department, 277 Park Avenue, New York, NY 10172, (212) 622-5219.

        This press release is not an offer to sell or the solicitation of an offer to buy nor shall there be any sale of our securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The offering of our securities shall be made only by means of a prospectus contained in the registration statement filed with and declared effective by the SEC.

        GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in more than 70 countries engaged in the manufacture of steel, aluminum, silicon metal, automotive products and electronics.

                NOTE ON FORWARD-LOOKING STATEMENTS: This news release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about such matters as possible public offerings of securities. We have no duty to update such statements. Actual future events and circumstances (including future results) could differ materially from those set forth in these statements due to various factors. These factors include possible changes in capital market conditions or in our business, prospects, results of operations or financial condition and other risks and uncertainties, including those detailed in our filings with the SEC.